Filed pursuant to Rule 433

Registration File No. 333-225075

Supplementing the Preliminary Prospectus

Supplement dated June 20, 2019

(To Prospectus dated May 21, 2018)

CADENCE BANCORPORATION ANNOUNCES PROPOSED OFFERING

OF FIXED TO FLOATING RATE SUBORDINATED NOTES DUE 2029

HOUSTON, TEXAS (June 20, 2019) – Cadence Bancorporation (NYSE: CADE) today announced the commencement of a registered public offering of fixed to floating rate subordinated notes due 2029 (the “Notes”), pursuant to the shelf registration statement (File No. 333-225075) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2018.

Cadence Bancorporation intends to use the net proceeds from this offering, together with cash on hand or other immediately available funds, to repay its 4.875% senior notes due June 28, 2019, or for general corporate purposes. Sandler O’Neill & Partners, L.P and U.S. Bancorp Investments, Inc. are acting as book-running managers for the offering. Raymond James & Associates, Inc. is acting as co-manager for the offering.

Cadence Bancorporation has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents Cadence Bancorporation has filed with the SEC for more complete information about Cadence Bancorporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the proposed offering will arrange to send you copies of the prospectus and the preliminary prospectus supplement relating to the proposed offering if you request it by calling Sandler O’Neill + Partners, L.P. at 866-805-4128 or U.S. Bancorp Investments, Inc. at 1-877-558-2607.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of the Notes will be made only by means of a prospectus supplement relating to the offering and the accompanying prospectus.

About Cadence Bancorporation

Cadence Bancorporation (NYSE: CADE), headquartered in Houston, Texas, is a regional financial holding company with $17.4 billion in assets as of March 31, 2019. Cadence operates 98 branch locations in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, asset-based lending, commercial real estate, SBA lending, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, business insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and more than 55,000 ATMs. The Cadence team of 1,800 associates is committed to exceeding customer expectations and helping their clients succeed financially.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, the launch, pricing and completion of the offering of the Notes. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in the registration statement on Form S-3, including the preliminary prospectus supplement and the related prospectus, we have filed with the SEC. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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Contact Information

Cadence Bancorporation

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com